Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of The Corporate Executive Board Company of our reports dated February 2, 2004, except for Note 7, as to which the date is February 27, 2004, with respect to the consolidated financial statements and schedule of The Corporate Executive Board Company included in the Annual Report (Form 10-K) for the year ended December 31, 2003:

Registration Statements on Form S-3:

Registration Number	Date Filed

333-55864	February 20, 2001
333-82642	February 21, 2002

Registration Statements on Form S-8:

Name	Registration Number	Date Filed

Amended Directors' Stock Plan	333-74145	March 9, 1999
1999 Stock Option Plan	333-74145	March 9, 1999
Employee Stock Purchase Plan	333-39832	June 22, 2000
2001 Stock Option Plan	333-67238	August 10, 2001
2002 Non-Executive Stock Incentive Plan	333-103538	February 28, 2003

/s/ Ernst & Young LLP

Baltimore, Maryland
February 27, 2004